EXHIBIT 99.1

FOR IMMEDIATE RELEASE
July 20, 2005

Contact:	John Breed
Director, Media and Government Relations
(713) 209-8835

COOPER INDUSTRIES REPORTS SECOND-QUARTER EARNINGS
OF $1.02 PER SHARE
15% EPS growth on 7% revenue increase

HOUSTON, TX, July 20, 2005 – Cooper Industries, Ltd. (NYSE:CBE) today reported second-quarter earnings of $1.02 per share (diluted), a 15 percent increase compared with $.89 per share for last year’s second quarter. Revenues rose 7.2 percent in the 2005 second quarter to $1.19 billion, compared with $1.11 billion for the same period last year. Net income for the 2005 second quarter rose 16 percent to $97.3 million, compared with $83.9 million in the 2004 second quarter.

     “Our strong operating results for the second quarter reflect the strength and diversity of our business portfolio and the effectiveness of the Company’s five key initiatives. In the quarter, these factors drove top-line growth, improved margins and generated strong cash flow,” said Kirk S. Hachigian, Chief Executive Officer and President. “Revenue increases for the quarter were broad-based, across virtually all of our market channels. Positive pricing, combined with productivity initiatives, leveraged the top-line growth into solid margin improvement.

     “Cooper’s financial position remains very strong. The Company’s debt-to-total-capitalization ratio net of cash at June 30, 2005, was 24.0 percent, compared with 29.8 percent at the same time last year,” said Hachigian.

     Revenues for the first six months of 2005 were $2.33 billion, a 7.4 percent increase from the $2.17 billion in revenues for the first six-months of 2004. Earnings per share for the first six months of 2005 were $1.94, compared with $1.70 for the same period in 2004, an increase of

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14 percent. Net income for the first six months of 2005 rose 15 percent to $185.1 million, compared with $161.6 million for the first six months of last year.

Segment Results

     Cooper’s Electrical Products segment reported second-quarter 2005 revenues of $1.01 billion, an increase of approximately 9 percent from the 2004 second quarter total of $928.9 million. Excluding the impact of favorable currency translation, revenues grew approximately 8 percent. Segment operating earnings were $148.2 million, an increase of approximately 15 percent from $129.4 million in the 2004 second quarter. Segment operating margin improved to 14.7 percent in the 2005 second quarter, compared with 13.9 percent for the second quarter of 2004.

     Revenues for the Electrical Products segment reflected growth across each of the Company’s end markets and channels. Continued positive trends in industrial, commercial and residential construction were the primary drivers of the improvement, as well as solid retail performance. Overall non-residential project construction, however, remained depressed. Sales of power transmission and distribution equipment also remained strong.

     First-half 2005 revenues for the Electrical Products segment grew approximately 9 percent to $1.98 billion, compared with $1.82 billion for the same period in 2004. Operating earnings for the segment for the first six months of 2005 grew approximately 13 percent to $283.6 million, compared with $250.2 million for the same period last year.

     Second-quarter 2005 revenues in the Tools & Hardware segment were $178.6 million, approximately 1 percent less than the $180.4 million in the same period last year. Excluding currency translation, segment revenues were approximately 3 percent below the 2004 second quarter. Segment operating earnings for the 2005 second quarter were $15.8 million, compared with $12.6 million in the prior year. Segment operating margin in the quarter was 8.8 percent, up from 7.0 percent in the 2004 second quarter.

     Tools & Hardware segment revenues in the 2005 second quarter were below 2004 levels, resulting from lower demand and shipments of assembly equipment projects and soft demand for industrial power tools, partially offset by continued improvement in hand tool sales to both the industrial and retail markets.

     Revenues for the first six months of 2005 in the Tools & Hardware segment were $355.1 million, essentially flat with $354.3 million during the first six months of 2004. Operating

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earnings for the segment in the first six months of 2005 were $30.5 million, compared with $24.4 million for the first six months of last year.

Outlook

     “We remain focused on maximizing the potential of our businesses as we continue to experience overall solid market conditions,” said Hachigian. “To continue this positive momentum and fund further investments in our key initiatives, we recently began a series of broad based actions to improve the productivity of the Company’s selling and administrative and other functions. These activities will include the redefinition of various corporate and operational roles to improve the efficiency of a range of support activities and organizational structures. Costs to execute these projects in the range of $0.07 to $0.10 per share are expected to be incurred during the second half of 2005. Inclusive of these costs, we expect our 2005 earnings to be within the range of $3.95 to $4.05 per share.” Hachigian concluded.

     Cooper Industries, Ltd., with 2004 revenues of $4.5 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, the Company’s administrative headquarters are in Houston, Texas. Cooper has approximately 27,000 employees serving more than 90 locations around the world, and sells products to customers in more than 50 countries. For more information, visit the Company’s Internet site, www.cooperindustries.com.

     Comparisons of 2005 and 2004 second-quarter and year-to-date results appear on the following pages.

     Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s earnings outlook and productivity initiatives. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company’s products; 2) changes in raw material, transportation and energy costs; 3) the rate at which benefits are realized from cost-reduction programs recently completed, currently under way or to be initiated in the near future; 4) the successful implementation of the Company’s strategic initiatives; 5) mergers

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and acquisitions and their integration; 6) political developments; 7) changes in the tax laws, tax treaties or tax regulations; 8) the timing and amount of share repurchases by the Company; and 9) the resolution of potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing.

     Cooper will hold a conference call at 12:00 p.m. (Eastern) today to provide shareholders and other interested parties an overview of the Company’s second-quarter 2005 performance. Those interested in hearing the conference call may listen via telephone by dialing (866) 761-0748, using pass code 61010129, or over the Internet through the Investor Center section of the Company’s Internet site, using the “Management Presentations” link. International callers should dial (617) 614-2706, and pass code 61010129. Cooper suggests that listeners using the Internet option should access the Company’s Internet site well in advance of the webcast to download and install any necessary audio software.

     A replay briefing will be available by telephone until 11:00 p.m. (Eastern) on July 26, 2005, and over the Internet through August 2, 2005. The telephone number to access the replay is (888) 286-8010, and the pass code number is 48662732. International callers should dial (617) 801-6888 and use the same pass code to hear the replay.

     The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the Investor Center section of the Company’s Internet site under the heading “Management Presentations.”

     Informational exhibits concerning the Company’s second-quarter performance that may be referred to during the conference call also will be available under the heading “Management Presentations” in the Investor Center section at www.cooperindustries.com prior to the beginning of the call.

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CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended June 30,
	2005	2004
	(in millions where applicable)
Revenues	$1,189.2	$1,109.3

Cost of sales	814.7	775.2
Selling and administrative expenses	232.9	212.0

Operating earnings	141.6	122.1

Interest expense, net	17.7	17.2

Income before income taxes	123.9	104.9
Income taxes	26.6	21.0

Net income	$97.3	$83.9

Net Income Per Common Share:
Basic	$1.05	$.91

Diluted	$1.02	$.89

Shares Utilized in Computation of Income Per Common Share:
Basic	93.0 million	92.2 million
Diluted	95.4 million	94.4 million

PERCENTAGE OF REVENUES

	Quarter Ended June 30,
	2005	2004
Revenues	100.0%	100.0%
Cost of sales	68.5%	69.9%
Selling and administrative expenses	19.6%	19.1%
Operating earnings	11.9%	11.0%
Income before income taxes	10.4%	9.5%
Net income	8.2%	7.6%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Quarter Ended June 30
Segment Information

	Quarter Ended June 30,
	2005	2004
	(in millions)
Revenues:
Electrical Products	$1,010.6	$928.9
Tools & Hardware	178.6	180.4

Total	$1,189.2	$1,109.3

Segment Operating Earnings:
Electrical Products	$148.2	$129.4
Tools & Hardware	15.8	12.6

Total Segment Operating Earnings	164.0	142.0

General Corporate Expense	22.4	19.9
Interest expense, net	17.7	17.2

Income before income taxes	$123.9	$104.9

	Quarter Ended June 30,
	2005	2004
Return on Sales:
Electrical Products	14.7%	13.9%
Tools & Hardware	8.8%	7.0%
Total Segments	13.8%	12.8%

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CONSOLIDATED RESULTS OF OPERATIONS

	Six Months Ended June 30,
	2005	2004
	(in millions where applicable)
Revenues	$2,334.0	$2,173.9

Cost of sales	1,602.3	1,517.2
Selling and administrative expenses	460.4	420.4

Operating earnings	271.3	236.3

Interest expense, net	35.5	34.3

Income before income taxes	235.8	202.0
Income taxes	50.7	40.4

Net Income	$185.1	$161.6

Net Income Per Common Share:
Basic	$1.99	$1.74

Diluted	$1.94	$1.70

Shares Utilized in Computation of Income Per Common Share:
Basic	93.0 million	92.9 million
Diluted	95.5 million	95.1 million

PERCENTAGE OF REVENUES

	Six Months Ended June 30,
	2005	2004
Revenues	100.0%	100.0%
Cost of sales	68.7%	69.8%
Selling and administrative expenses	19.7%	19.3%
Operating earnings	11.6%	10.9%
Income before income taxes	10.1%	9.3%
Net income	7.9%	7.4%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Six Months Ended June 30
Segment Information

	Six Months Ended June 30,
	2005	2004
	(in millions)
Revenues:
Electrical Products	$1,978.9	$1,819.6
Tools & Hardware	355.1	354.3

Total	$2,334.0	$2,173.9

Segment Operating Earnings:
Electrical Products	$283.6	$250.2
Tools & Hardware	30.5	24.4

Total Segment Operating Earnings	314.1	274.6

General Corporate Expense	42.8	38.3
Interest expense, net	35.5	34.3

Income before income taxes	$235.8	$202.0

	Six Months Ended June 30,
	2005	2004
Return on Sales:
Electrical Products	14.3%	13.8%
Tools & Hardware	8.6%	6.9%
Total Segments	13.5%	12.6%

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CONSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	June 30,	Dec. 31,
	2005	2004
	(in millions)
ASSETS
Cash and cash equivalents	$537.0	$652.8
Receivables	879.2	820.9
Inventories	590.5	523.0
Deferred income taxes and other current assets	181.5	221.9

Total current assets	2,188.2	2,218.6

Property, plant and equipment, less accumulated depreciation	685.9	696.4
Goodwill	2,100.5	2,142.3
Deferred income taxes and other noncurrent assets	280.6	283.5

Total assets	$5,255.2	$5,340.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$6.4	$97.6
Accounts payable	408.2	350.7
Accrued liabilities	461.0	488.8
Accrual for discontinued operations	191.3	225.1
Current maturities of long-term debt	591.5	665.4

Total current liabilities	1,658.4	1,827.6

Long-term debt	694.9	698.6
Postretirement benefits other than pensions	169.0	173.3
Other long-term liabilities	345.6	354.8

Total liabilities	2,867.9	3,054.3

Common stock	0.9	0.9
Capital in excess of par value	445.9	446.2
Retained earnings	2,087.3	1,971.6
Accumulated other nonowner changes in equity	(146.8)	(132.2)

Total shareholders’ equity	2,387.3	2,286.5

Total liabilities and shareholders’ equity	$5,255.2	$5,340.8

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RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(PRELIMINARY)

	June 30,	Dec. 31,
	2005	2004
	(in millions where applicable)
Short-term debt	$6.4	$97.6
Current maturities of long-term debt	591.5	665.4
Long-term debt	694.9	698.6

Total debt	1,292.8	1,461.6
Total shareholders’ equity	2,387.3	2,286.5

Total capitalization	$3,680.1	$3,748.1

Total debt-to-total-capitalization ratio	35.1%	39.0%

Total debt	$1,292.8	$1,461.6
Less cash and cash equivalents	(537.0)	(652.8)

Net debt	$755.8	$808.8

Total capitalization	$3,680.1	$3,748.1
Less cash and cash equivalents	(537.0)	(652.8)

Total capitalization net of cash	$3,143.1	$3,095.3

Net debt-to-total-capitalization ratio	24.0%	26.1%

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CONSOLIDATED STATEMENTS OF CASH FLOWS
(PRELIMINARY)

	Six Months Ended June 30,
	2005	2004
	(in millions)
Cash flows from operating activities:
Net income	$185.1	$161.6
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	57.5	57.5
Deferred income taxes	50.7	18.2
Restructuring charge payments	(0.4)	(3.7)
Changes in assets and liabilities:(1)
Receivables	(74.9)	(83.3)
Inventories	(69.4)	(25.8)
Accounts payable and accrued liabilities	14.0	27.7
Other assets and liabilities, net	18.8	67.1

Net cash provided by operating activities	181.4	219.3

Cash flows from investing activities:
Capital expenditures	(47.9)	(39.0)
Cash paid for acquired businesses	(2.4)	(10.1)
Proceeds from sales of property, plant and equipment and other	4.3	7.9

Net cash used in investing activities	(46.0)	(41.2)

Cash flows from financing activities:
Proceeds from issuances of debt	—	2.0
Repayments of debt	(117.9)	(1.5)
Dividends	(69.4)	(65.1)
Subsidiary purchase of parent shares	(77.2)	(164.9)
Activity under employee stock plans and other	41.2	24.1

Net cash used in financing activities	(223.3)	(205.4)

Effect of exchange rate changes on cash and cash equivalents	(27.9)	(2.5)

Decrease in cash and cash equivalents	(115.8)	(29.8)
Cash and cash equivalents, beginning of period	652.8	463.7

Cash and cash equivalents, end of period	$537.0	$433.9

(1)	Net of the effects of translation and acquisitions

Free Cash Flow Reconciliation

	Three Months Ended
	June 30,
	2005	2004
	(in millions)
Net cash provided by operating activities	$161.2	$156.5
Less capital expenditures	(28.0)	(22.3)
Add proceeds from sales of property, plant and equipment and other	3.8	4.6

Free cash flow	$137.0	$138.8

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